United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2008

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.04 Temporary Suspension of Trading under Registrant’s Employee Benefit Plans

As of October 1, 2008, Laclede Gas Company (“Laclede”) is changing the service provider (from Wachovia Bank, N. A. to Fidelity Investments) for the Laclede Gas Company Salary Deferral Savings Plan, Laclede Gas Company Wage Deferral Savings Plan, and Missouri Natural Division of Laclede Gas Company Wage Deferral Savings Plan (the “Plans”).  As a result of this change in service provider, a conversion period is necessary to transition account and plan records.  Laclede Gas sent a notice to participants in the Plans informing them that, due to this change in the service provider for the Plans, participants of the Plans will temporarily be unable to direct or diversify the investments in their accounts established under the Plans, including The Laclede Group ESOP, or obtain loans or distributions from the Plans during the period that begins at 4:00 p.m. Eastern Time on September 18, 2008 and is expected to end during the week of October 12, 2008 through October 18, 2008 (the “Blackout Period”).  Interested parties may obtain, without charge, specific information regarding the Blackout Period by contacting Kathy Burcham, Director – Employee Benefits, Laclede Gas Company, 720 Olive Street, St. Louis, MO 63101, (314) 342-0705.

Under Regulation BTR, transactions by directors and executive officers in The Laclede Group, Inc. (“Company”) securities will be restricted during the Blackout Period.  The notice to this effect, provided to Company directors and executive officers on August 18, 2008, is included as Exhibit 99.1 to this filing and incorporated herein by reference.

The date Laclede received the notice required by section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974 was August 15, 2008.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Notice dated August 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: August 18, 2008	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman of the Board, President and Chief Executive Officer

LACLEDE GAS COMPANY
Date: August 18, 2008	By:	/s/ R. A. Skau
R. A. Skau Sr. Vice President Human Resources

Exhibit Index

Exhibit Number	Description

99.1	Notice dated August 18, 2008.